Exhibit 5.1

May 1, 2006

(212) 351-4000	04731-00009

(212) 351-4035

American Tire Distributors, Inc.

12200 Herbert Wayne Court

Suite 150

Huntersville, NC 28078

Re:	American Tire Distributors, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, as amended (the “Registration Statement”), of American Tire Distributors, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering from time to time by the persons listed in the Registration Statement of up to $96,400,000 aggregate principal amount of Senior Floating Rate Notes due 2012 (the “Notes”) and the related guarantees set forth in the Indenture referred to below (the “Guarantees”) by American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), and certain subsidiaries of the Company (collectively with Holdings, the “Guarantors”). The Notes were issued pursuant to an Indenture, dated as of March 31, 2005 among ATD MergerSub, Inc., a Delaware corporation, Holdings and Wachovia Bank, National Association, a national banking association, as Trustee, amended by that Supplemental Indenture, dated as of March 31, 2005, among the Company, Holdings, certain subsidiaries of the Company and Wachovia Bank, National Association, as Trustee (as so supplemented, the “Indenture”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed:

May 1, 2006

(a) the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies; and

(b) T.O. Haas Tire Company, Inc., a Nebraska corporation (“Nebraska Guarantor”), is a duly existing corporation under the laws of the state of Nebraska, has all requisite power and authority to execute, deliver and perform its obligations under the Indenture, the execution and delivery of such documents by the Nebraska Guarantor and performance of its obligations thereunder have been duly authorized by all necessary corporate action and do not violate any law, regulation, order, judgment or decree applicable to the Nebraska Guarantor, and the Indenture has been duly executed and delivered by the Nebraska Guarantor.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1.	The Notes constitute legal, valid and binding obligations of the Company.

2.	The Guarantees constitute legal, valid and binding obligations of each of the Guarantors.

The opinions set forth in the paragraphs above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the State of California, the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of changes in such laws or the interpretations thereof or in the event of

May 1, 2006

changes in such facts. We express no opinion regarding any federal or state securities laws or regulations.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP